Exhibit 99.1

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2007

Fourth Quarter Highlights

      -  Net earnings increased 30% to $66.5 million
      -  Net earnings per diluted share increased 26% to $0.92
      -  Total revenue increased 17% to $433.6 million
      -  Research and development expenses increased 58% to $18.3 million

Full-Year Highlights

      -  Net earnings increased 21% to $237.1 million
      -  Net earnings per diluted share increased 23% to $3.31
      -  Total revenue increased 17% to $1.61 billion
      -  Research and development expenses increased 38% to $50.5 million
      -  Refinancing costs and expenses reduced net earnings by $4.5 million, or $0.06 per diluted share

San Antonio, Texas, January 29, 2008 – Kinetic Concepts, Inc. (NYSE: KCI) today reported fourth quarter and full year 2007 total revenue of $433.6 million and $1.61 billion, respectively, an increase of 17% from the same respective periods of 2006.  Foreign currency exchange movements favorably impacted total revenue for the fourth quarter and full year of 2007 by 4% and 3%, respectively, compared to the corresponding periods of the prior year.

Net earnings for the fourth quarter of 2007 were $66.5 million, a 30% increase from $51.3 million for the same period last year.  Net earnings per diluted share for the fourth quarter of 2007 increased 26% to $0.92 compared to $0.73 per diluted share for the same period in the prior year.  For the full year of 2007, net earnings were $237.1 million, up 21% from $195.5 million for the prior year.  Net earnings per diluted share for the full year of 2007 were $3.31, an increase of 23% from last year.

During the third quarter of 2007, KCI completed a new $500 million revolving credit facility due July 2012.  The Company recorded expenses of $4.5 million, net of income taxes, or $0.06 per diluted share, related to the refinancing.

“For 2007, we strengthened our business fundamentals, resulting in solid financial performance,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “For 2008, we’ve established an experienced senior leadership team that is focused on executing our strategic plans.  I am enthusiastic about the coming year.”

Revenue Recap – Fourth Quarter of 2007

Domestic revenue was $303.6 million for the fourth quarter of 2007, an increase of $35.3 million, or 13%, from the prior-year period.  The growth in domestic revenue over the prior-year period was due primarily to increased rental and sales volumes for advanced wound healing devices and increased rental volumes of therapeutic surfaces.  International revenue of $130.0 million for the fourth quarter of 2007 increased 26% compared to the prior-year period due primarily to higher V.A.C. revenue and favorable foreign currency exchange rate movements.

Domestic V.A.C. revenue of $250.9 million for the fourth quarter was 14% higher than the same period one year ago due primarily to an increase in V.A.C. rental unit volume.  Domestic surfaces revenue was $52.6 million for the fourth quarter of 2007, an increase of 8% from the same period in the prior year due primarily to growth of both rental and sales volumes in the acute care setting. Fourth quarter international V.A.C. revenue of $93.9 million increased 27% compared to the year-ago period due primarily to continued market penetration.  International surfaces revenue of $36.1 million for the fourth quarter increased 22% compared to the prior-year period due to higher rental unit volumes.  Foreign currency exchange movements favorably impacted total international revenue by 14% in the fourth quarter.

Revenue Recap – Full Year of 2007

Domestic revenue for 2007 was $1.15 billion, up $156.4 million, or 16%, from 2006 due substantially to increased rental and sales volumes for advanced wound healing devices and therapeutic surfaces.  International revenue for 2007 of $459.7 million, increased $81.9 million, or 22%, compared to the prior year due primarily to higher V.A.C. unit volumes and favorable foreign currency exchange rate movements.

Worldwide V.A.C. revenue was $1.28 billion for 2007, an increase of 20% from the prior year due to increased market penetration resulting in higher rental and sales volumes.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 2% for the year.

Worldwide surfaces revenue was $330.3 million, an increase of 9% from the prior year.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 3% for the year.

Gross Profit Margin

Gross profit for the fourth quarter and full year of 2007 was $213.9 million and $779.4 million, respectively, representing increases of 21% from the same respective periods of the prior year.  Gross profit margin for the fourth quarter of 2007 was 49.3% compared to 47.7% for the same period one year ago.  For the full year of 2007, gross profit margin was 48.4%, up from 47.0% for the same period of the prior year.  Fourth quarter 2007 gross profit margin was favorably impacted by lower selling costs, due primarily to a slower expansion of our clinical sales force and lower marketing spending and a reduced level of depreciation expense, as a percent of revenue, compared to the prior-year period.

Research and Development

Research and development (“R&D”) expenses for the fourth quarter and full year of 2007 were $18.3 million and $50.5 million, respectively, representing increases of 58% and 38%, respectively, from the prior-year periods.  The fourth quarter increase was due primarily to additional clinical research activities supporting new indications and products while the full-year increase represents the continued expansion of our clinical and product research and development activities targeting new indications and innovative products.  Fourth quarter and full-year 2007 R&D expenditures, as a percent of total revenue, were 4.2% and 3.1%, respectively.

Share-Based Compensation

During the fourth quarter and full year of 2007, KCI recorded share-based compensation expense, before income taxes, totaling $5.8 million and $23.7 million, respectively, or $0.06 and $0.23, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Prior to 2006, the Company accounted for share-based compensation under Accounting Principles Board Opinion No. 25.  Share-based compensation expense was recognized in the condensed consolidated statement of earnings as follows (dollars in thousands, except per share data):

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Rental expenses	$1,200	$1,271	$5,322	$4,285
Cost of sales	110	141	623	487
Selling, general and administrative expenses	4,496	4,298	17,769	12,335

Pre-tax share-based compensation expense	5,806	5,710	23,714	17,107
Less: Income tax benefit	(1,813)	(1,749)	(6,933)	(5,071)

Total share-based compensation expense, net of tax	$3,993	$3,961	$16,781	$12,036

Diluted net earnings per share impact	$0.06	$0.06	$0.23	$0.17

Income Tax Rate

The effective income tax rate for the fourth quarter of 2007 was 34.0% compared to 34.7% in the prior-year period.  The effective income tax rate for the full year of 2007 was 33.8% compared to 33.1% in 2006.  The increase in the 2007 effective income tax rate was due primarily to the favorable resolution of certain tax contingencies during the first half of 2006.

Outlook

The following guidance is based on current information and expectations as of January 29, 2008:

KCI currently projects full-year 2008 total revenue to be $1.77 – $1.82 billion, representing revenue growth of 10 - 13%, comprised of mid-teens growth from its V.A.C. negative pressure wound therapy product lines and related supplies, partially offset by relatively flat therapeutic surfaces revenue.  The Company currently projects net earnings per diluted share for 2008 of $3.85 – $3.95, based upon a weighted average diluted share estimate of 72.0 – 73.0 million shares, representing diluted EPS growth of 16 – 19%.

The Company’s practice is to provide guidance on a full-year basis.  However, the Company has historically experienced a seasonal fluctuation in sequential revenue between the fourth quarter and first quarter of each year.  As a result of this historical experience and sales force reorganization activities, the Company currently expects that revenue in the first quarter of 2008 will reflect a modest decline from the fourth quarter of 2007.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Standard Time today, Tuesday, January 29, 2008.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	800-798-2801
International Dial-in Number:	+617-614-6205
Participant Code:	34471997

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Web cast – Q4 2007 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through Thomson's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available until January 28, 2009 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  It is currently expected that a business outlook update will not be announced until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound-care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound-care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C. ® Therapy technology, which has been demonstrated clinically to promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care organizations and patients' homes, both in the United States and abroad.  For more information, visit www.kci1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. ® resulting from increased competition, the seasonal slowing of V.A.C. ® unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies, and our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of January 29, 2008.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which will be filed with the SEC in late February 2008.

FOR MORE INFORMATION CONTACT:

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com

Investor Relations:
David Holmes, 210-255-6892
david.holmes@kci1.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
			%			%
	2007	2006	Change	2007	2006	Change
	(unaudited)	(unaudited)		(unaudited)
Revenue:
Rental	$302,144	$262,929	14.9%	$1,146,544	$979,669	17.0%
Sales	131,452	108,562	21.1	463,400	391,967	18.2

Total revenue	433,596	371,491	16.7%	1,609,944	1,371,636	17.4%

Rental expenses	178,888	161,148	11.0	684,935	607,132	12.8
Cost of sales	40,847	33,270	22.8	145,611	120,492	20.8

Gross profit	213,861	177,073	20.8%	779,398	644,012	21.0%

Selling, general and administrative expenses	95,377	82,269	15.9	356,560	298,076	19.6
Research and development expenses	18,332	11,638	57.5	50,532	36,694	37.7

Operating earnings	100,152	83,166	20.4%	372,306	309,242	20.4%

Interest income and other	2,585	930	178.0	6,154	4,717	30.5
Interest expense	(1,485)	(5,022)	(70.4)	(19,883)	(20,333)	(2.2)
Foreign currency loss	(500)	(455)	9.9	(624)	(1,580)	(60.5)

Earnings before income taxes	100,752	78,619	28.2%	357,953	292,046	22.6%

Income taxes	34,261	27,281	25.6	120,809	96,578	25.1

Net earnings	$66,491	$51,338	29.5%	$237,144	$195,468	21.3%

Net earnings per share:
Basic	$0.93	$0.74	25.7%	$3.34	$2.76	21.0%

Diluted	$0.92	$0.73	26.0%	$3.31	$2.69	23.0%

Weighted average shares outstanding:
Basic	71,547	69,645		70,975	70,732

Diluted	72,190	70,668		71,674	72,652

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2006
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$265,993	$107,146
Accounts receivable, net	356,965	327,573
Inventories, net	50,341	43,489
Deferred income taxes	41,504	35,978
Prepaid expenses and other	31,176	17,602

Total current assets	745,979	531,788

Net property, plant and equipment	228,471	217,471
Debt issuance costs, less accumulated amortization of
$218 at 2007 and $15,406 at 2006	2,456	4,848
Deferred income taxes	8,743	7,903
Goodwill	48,897	49,369
Other non-current assets, less accumulated amortization of
$10,678 at 2007 and $9,757 at 2006	23,039	31,063

	$1,057,585	$842,442

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$50,804	$38,543
Accrued expenses and other	212,874	189,801
Current installments of long-term debt	-	1,446
Income taxes payable	-	21,058

Total current liabilities	263,678	250,848

Long-term debt, net of current installments	68,000	206,175
Non-current tax liabilities	31,313	-
Deferred income taxes	9,921	19,627
Other non-current liabilities	7,653	9,579

	380,565	486,229

Shareholders' equity:
Common stock; authorized 225,000 at 2007 and 2006,
issued and outstanding 72,153 at2007 and 70,461 at 2006	72	70
Preferred stock; authorized 50,000 at 2007 and 2006; issued and
outstanding 0 at 2007 and 2006	-	-
Additional paid-in capital	644,347	575,539
Retained deficit	(7,181)	(244,325)
Accumulated other comprehensive income	39,782	24,929

Shareholders' equity	677,020	356,213

	$1,057,585	$842,442

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2007	2006
	(unaudited)
Cash flows from operating activities:
Net earnings	$237,144	$195,468
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	93,823	83,407
Provision for bad debt	7,567	13,744
Amortization of deferred gain on sale of headquarters facility	(1,070)	(1,070)
Write-off of deferred debt issuance costs	3,922	1,515
Share-based compensation expense	23,714	17,107
Excess tax benefit from share-based payment arrangements	(14,318)	(43,152)
Change in assets and liabilities:
Increase in accounts receivable, net	(33,534)	(55,986)
Increase in inventories, net	(8,731)	(14,505)
Increase in prepaid expenses and other	(5,592)	(2,527)
Increase in deferred income taxes, net	(16,091)	(20,875)
Increase (decrease)in accounts payable	12,793	(4,850)
Increase in accrued expenses and other	23,409	19,769
Increase in tax liabilities, net	25,902	48,218

Net cash provided by operating activities	348,938	236,263

Cash flows from investing activities:
Additions to property, plant and equipment	(95,847)	(92,178)
Increase in inventory to be converted into equipment
for short-term rental	(5,000)	(4,000)
Dispositions of property, plant and equipment	2,528	1,894
Purchase of investments	(36,425)	-
Maturities of investments	36,425	-
Increase in other non-current assets	(3,366)	(5,491)

Net cash used by investing activities	(101,685)	(99,775)

Cash flows from financing activities:
Proceeds from revolving credit facility	188,000	-
Repayments of long-term debt, capital lease and other obligations	(327,659)	(87,684)
Payments of debt issuance costs	(2,359)	-
Repurchase of common stock in open-market transactions	-	(100,000)
Excess tax benefit from share-based payment arrangements	14,318	43,152
Proceeds from exercise of stock options	28,372	11,937
Purchase of immature shares for minimum tax withholdings	(2,414)	(27,660)
Proceeds from purchase of stock in ESPP and other	4,083	3,830

Net cash used by financing activities	(97,659)	(156,425)

Effect of exchange rate changes on cash and cash equivalents	9,253	3,700

Net increase (decrease) in cash and cash equivalents	158,847	(16,237)
Cash and cash equivalents, beginning of year	107,146	123,383

Cash and cash equivalents, end of year	$265,993	$107,146

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended December 31,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$231,056	$200,718	$30,338	15.1%
Sales	113,802	92,471	21,331	23.1

Total V.A.C.	344,858	293,189	51,669	17.6

Therapeutic surfaces/other
Rental	71,088	62,211	8,877	14.3
Sales	17,650	16,091	1,559	9.7

Total therapeutic surfaces/other	88,738	78,302	10,436	13.3

Total rental revenue	302,144	262,929	39,215	14.9
Total sales revenue	131,452	108,562	22,890	21.1

Total Revenue	$433,596	$371,491	$62,105	16.7%

USA Revenue:
V.A.C.
Rental	$184,752	$164,032	$20,720	12.6%
Sales	66,168	55,460	10,708	19.3

Total V.A.C.	250,920	219,492	31,428	14.3

Therapeutic surfaces/other
Rental	42,648	40,469	2,179	5.4
Sales	9,998	8,292	1,706	20.6

Total therapeutic surfaces/other	52,646	48,761	3,885	8.0

Total USA rental	227,400	204,501	22,899	11.2
Total USA sales	76,166	63,752	12,414	19.5

Total – USA Revenue	$303,566	$268,253	$35,313	13.2%

International Revenue:
V.A.C.
Rental	$46,304	$36,686	$9,618	26.2%
Sales	47,634	37,011	10,623	28.7

Total V.A.C.	93,938	73,697	20,241	27.5

Therapeutic surfaces/other
Rental	28,440	21,742	6,698	30.8
Sales	7,652	7,799	(147)	(1.9)

Total therapeutic surfaces/other	36,092	29,541	6,551	22.2

Total International rental	74,744	58,428	16,316	27.9
Total International sales	55,286	44,810	10,476	23.4

Total – International Revenue	$130,030	$103,238	$26,792	26.0%

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Year ended December 31,
			Variance
	2007	2006	$	%

Total Revenue:
V.A.C.
Rental	$872,769	$732,308	$140,461	19.2%
Sales	406,854	336,781	70,073	20.8

Total V.A.C.	1,279,623	1,069,089	210,534	19.7

Therapeutic surfaces/other
Rental	273,775	247,361	26,414	10.7
Sales	56,546	55,186	1,360	2.5

Total therapeutic surfaces/other	330,321	302,547	27,774	9.2

Total rental revenue	1,146,544	979,669	166,875	17.0
Total sales revenue	463,400	391,967	71,433	18.2

Total Revenue	$1,609,944	$1,371,636	$238,308	17.4%

USA Revenue:
V.A.C.
Rental	$707,755	$603,558	$104,197	17.3%
Sales	242,341	204,703	37,638	18.4

Total V.A.C.	950,096	808,261	141,835	17.5

Therapeutic surfaces/other
Rental	170,504	156,674	13,830	8.8
Sales	29,610	28,837	773	2.7

Total therapeutic surfaces/other	200,114	185,511	14,603	7.9

Total USA rental	878,259	760,232	118,027	15.5
Total USA sales	271,951	233,540	38,411	16.4

Total – USA Revenue	$1,150,210	$993,772	$156,438	15.7%

International Revenue:
V.A.C.
Rental	$165,014	$128,750	$36,264	28.2%
Sales	164,513	132,078	32,435	24.6

Total V.A.C.	329,527	260,828	68,699	26.3

Therapeutic surfaces/other
Rental	103,271	90,687	12,584	13.9
Sales	26,936	26,349	587	2.2

Total therapeutic surfaces/other	130,207	117,036	13,171	11.3

Total International rental	268,285	219,437	48,848	22.3
Total International sales	191,449	158,427	33,022	20.8

Total – International Revenue	$459,734	$377,864	$81,870	21.7%